Exhibit 99.1

FOR IMMEDIATE RELEASE

October 1, 2015

PDC Energy Extends Maturity of its Revolving Credit Facility to 2020 with Re-Affirmed Borrowing Base of $700 Million

DENVER, CO, October 1, 2015: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced that it has extended the maturity of its revolving credit facility by two years to May 2020. The borrowing base has been re-affirmed at $700 million of which the Company has elected to keep its commitment level at $450 million.

Chief Financial Officer Gysle Shellum stated, “We are very pleased with the support of our bank group and its agreement, given the current market conditions, to not only re-affirm our current borrowing base, but extend the maturity of the revolving credit facility by two years. This liquidity and flexibility provides us the ability to continue operating with a clear focus on maintaining favorable debt metrics and executing on our strategic vision of delivering shareholder value through continued production and cash flow growth, and strong returns.”

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release other than statements of historical fact, are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2014 Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on February 19, 2015, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Michael Edwards Senior Director Investor Relations 303-860-5820 michael.edwards@pdce.com Kyle Sourk Manager Investor Relations 303-318-6150 kyle.sourk@pdce.com

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